EXHIBIT 11


                             WORTHINGTON FOODS, INC.
                        COMPUTATION OF EARNINGS PER SHARE




                                                                           THREE MONTHS ENDED                NINE MONTHS ENDED
                                                                           ------------------                -----------------
                                                                        10/2/98         10/3/97           10/2/98         10/3/97
                                                                        -------         -------           -------         -------
         Basic:

         Weighted average number of common
         shares outstanding.....................................       11,768,487      11,534,850       11,711,798      11,503,565
                                                                       ==========      ==========       ==========      ==========

         Net income.............................................       $2,319,000      $2,359,000       $7,346,000      $6,749,000
                                                                       ==========      ==========       ==========      ==========

         Earnings per share.....................................       $     0.20      $     0.20       $     0.63      $     0.59
                                                                       ==========      ==========       ==========      ==========




         Diluted:

         Weighted average number of common
           shares outstanding...................................       11,768,487      11,534,850       11,711,798      11,503,565

         Net effect of dilutive stock options based
           on the treasury stock method using the
           average market price during the period...............          396,285         518,901          364,102         503,545
                                                                         --------         -------          -------         -------

         Weighted average common and common
           equivalent shares used in computing
           earnings per share...................................       12,164,772      12,053,751       12,075,900      12,007,110
                                                                       ==========      ==========       ==========      ==========

         Net income.............................................       $2,319,000      $2,359,000       $7,346,000      $6,749,000
                                                                       ==========      ==========       ==========      ==========

         Earnings per share.....................................       $     0.19      $    0.19         $     0.61      $     0.56
                                                                       ==========      ==========       ==========      ==========





Note: 1997 share amounts have been adjusted to reflect the four-for-three share split in December, 1997.








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